                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.141-11(c) or sec. 240.14a-12

                                CYBERONICS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:
                                      N/A
--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
                                      N/A
--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                                      N/A
--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of the transaction:
                                      N/A
--------------------------------------------------------------------------------
     (5) Total fee paid:
                                      N/A
--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
                                      N/A
--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
                                      N/A
--------------------------------------------------------------------------------
     (3) Filing Party:
                                      N/A
--------------------------------------------------------------------------------
     (4) Date Filed:
                                      N/A
--------------------------------------------------------------------------------

                                CYBERONICS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 29, 2001

To the Stockholders:

     Notice is hereby given, that the Annual Meeting of Stockholders of Cyberonics, Inc., a Delaware corporation, will be held on Thursday, November 29, 2001, at 10:00 a.m., local time, at Cyberonics' offices located at 16511 Space Center Boulevard, Houston, Texas, for the following purposes:

          1. To elect eight directors to serve for the following year and until their successors are duly elected;

          2. To amend the Cyberonics, Inc. 1991 Employee Stock Purchase Plan to increase the number of Common Shares available for issuance under the plan by an aggregate of 750,000 Shares;

          3. To ratify the appointment of Arthur Andersen LLP as independent accountants of Cyberonics for the fiscal year ending April 26, 2002; and

          4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on October 19, 2001, are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously returned a Proxy.

                                          Sincerely,

                                          /s/ ROBERT P. CUMMINS

                                          ROBERT P. CUMMINS
                                          Chairman of the Board,
                                          President and Chief Executive Officer

Houston, Texas
October 19, 2001

                                   IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                         THANK YOU FOR ACTING PROMPTLY

                                CYBERONICS, INC.

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 29, 2001

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of Cyberonics, Inc. for the Annual Meeting of Stockholders to be held on Thursday, November 29, 2001, at 10:00 a.m., local time, at Cyberonics' offices located at 16511 Space Center Boulevard, Houston, Texas, or any adjournment or adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

     These Proxy solicitation materials were mailed on or about October 24, 2001 to all stockholders entitled to vote at the meeting.

RECORD DATE, OUTSTANDING SHARES

     Only stockholders of record at the close of business on October 19, 2001 (the "Record Date"), are entitled to receive notice of and to vote at the meeting. The outstanding voting securities of Cyberonics as of such date consisted of 21,630,400 shares of Common Stock, $.01 par value per share. For information regarding holders of more than 5% of the outstanding Common Stock, see "Election of Directors -- Securities Ownership of Certain Beneficial Owners and Management."

REVOCABILITY OF PROXIES

     The enclosed proxy is revocable at any time before its use by delivering to Cyberonics a written notice of revocation or a duly executed proxy bearing a later date. If a person who has executed and returned a proxy is present at the meeting and wishes to vote in person, he or she may elect to do so and thereby suspend the power of the proxy holders to vote his or her proxy.

VOTING AND SOLICITATION

     Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal or item that comes before the meeting. In the election of directors, each stockholder will be entitled to vote for seven nominees and the seven nominees with the greatest number of votes will be elected.

     Cyberonics will bear the cost of soliciting proxies. We have retained the services of D.F. King & Co. to aid in the solicitation of proxies from bankers, bank nominees and other institutional owners (and beneficial owners of shares held by brokerage firms). We estimate that we will pay D.F. King & Co. a fee not to exceed $7,500 for its services and will reimburse D.F. King & Co. for certain out-of-pocket expenses. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation personally or by telephone, telecopy or telegram.

QUORUM, ABSTENTIONS, BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and also treated as shares "represented and voting" at the Annual Meeting (the "Votes Cast") with respect to such matter.

     Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and will have the same effect as a vote against the proposals, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     In accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), proposals of stockholders of Cyberonics which are intended to be presented by such stockholders at our Annual Meeting for fiscal 2002 must be received by us no later than June 26, 2002 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

     The attached proxy card grants the proxy holder discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder intends to submit a proposal at the 2002 Annual Meeting, which is not eligible for inclusion in the proxy statement and form of proxy related to that meeting, the stockholder must give notice to us in accordance with our Bylaws no later than September 1, 2002. If such a stockholder fails to comply with the foregoing notice provision, the proxy holders will not be allowed to use their discretionary voting authority when the proposal is raised at the 2002 Annual Meeting.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

GENERAL

     Eight directors are to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote all of the proxies received by them for the eight nominees named below. In the event that any of the nominees shall become unavailable, the proxy holders will vote in their discretion for a substitute nominee. It is not expected that any nominee will be unavailable. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders and until his successor has been elected and qualified.

VOTE REQUIRED

     The eight nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the meeting and entitled to vote shall be elected to the Board of Directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under Delaware law. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW.

     The names and certain information about Cyberonics' director nominees, including their ages as of the Record Date is set forth below:

NAME                                         AGE                  POSITION
----                                         ---                  --------
Robert P. Cummins..........................  47    President, Chief Executive Officer and
                                                   Chairman of the Board of Directors
Reese S. Terry.............................  59    Director
Stanley H. Appel, M.D. ....................  68    Director
Tony Coelho................................  59    Director
Thomas A. Duerden, Ph.D....................  71    Director
Michael J. Strauss, M.D. ..................  48    Director
Alan J. Olsen..............................  54    Director
Ronald A. Matricaria.......................  58    Director

     Mr. Cummins became a director of Cyberonics in June 1988. He was appointed President and Chief Executive Officer in September 1995 and Chairman of the Board in June 2001. Until September 1995, he was also a general partner of Vista Partners, L.P., a venture capital partnership which he joined in 1984, a general partner of Vista III Partners, L.P., a venture capital firm formed in 1986 and Vice President of Vista Ventures Inc., a venture capital advisory firm. Until July 1998, Mr. Cummins was also a director of Sigma Circuits Inc., a manufacturer of electronic interconnect products.

     Mr. Terry co-founded Cyberonics in December 1987 and served as Chairman of the Board and Chief Executive Officer of Cyberonics until February 1990, when he became Chairman of the Board and Executive Vice President. Mr. Terry resigned from his position as Executive Vice President in February 2000 and from his positions as Chairman of the Board and Secretary in June 2001. From 1976 to 1986, Mr. Terry held executive positions with Intermedics, Inc., a medical device and electronics company, including serving as Vice President of Engineering, Vice President of Corporate Technical Resources and, most recently, as Vice President of Quality.

     Dr. Appel has been a director of Cyberonics since December 1996 and the chair of our Scientific Advisory Board since its formation in 1994. Since 1977, Dr. Appel has been Chairman of the Department of Neurology, Baylor College of Medicine.

     Mr. Coelho has been a director of Cyberonics since March 1997 and an independent business consultant since June 1998. From October 1996 to June 1998, Mr. Coelho was the Chairman and Chief Executive Officer of ETC w/tci, the Washington-based education, training and communications subsidiary of Tele-Communications, Inc. From January 1990 to September 1995, Mr. Coelho served as the President and Chief Executive Officer of Wertheim Schroder Investment Services, Inc., an asset management firm, and from October 1989 to September 1995, he served as Managing Director of Wertheim Schroder and Co., an investment banking firm. Mr. Coelho served in the United States House of Representatives from California from 1979 to 1989, and served as House Majority Whip from 1986 to 1989. Mr. Coelho is also on the Board of Directors of Service Corporation International, a funeral service corporation, Warren Resources, an oil and gas exploration company and Mango Soft Inc., a software company.

     Dr. Duerden has been a director of Cyberonics since March 1989 and an independent business consultant since January 1990. From 1997 to 1999, Dr. Duerden was a director of PathSource, a privately held company which consolidated formerly independent laboratories. From December 1988 through January 1990, Dr. Duerden served as Chairman of the Board and Chief Executive Officer of Tonometrics, Inc., a medical diagnostic device company. From 1979 through 1988, Dr. Duerden served as Chairman and Chief Executive Officer of Electro Biology, Inc., an orthopedic device company.

     Dr. Strauss has been a director of Cyberonics since March 1997. He is a physician entrepreneur whose professional career has focused on new medical technology and the boundary it shares with health services research, health policy and business. He currently serves as a senior consultant for Covance Health Economics and Outcomes Services Inc. (CHEOS), a consulting, outcomes research and services firm helping medical product manufacturers address economic, reimbursement and other market issues. Dr. Strauss was a founder and President of CHEOS and negotiated its sale to Corning Inc. He also is a member of the Medicare Coverage Advisory Committee (Health Care Financing Administration) and serves on the Board of Directors of Endocare, Inc., manufacturer of products for treating urological diseases, and Kaiser Permanente's Mid-Atlantic Permanente Medical Group.

     Mr. Olsen has been a director of Cyberonics since June 1999. He has over 25 years of medical device sales and marketing experience at Smith & Nephew Richards, Danek Medical and Sofamor Danek Group. He was founder and President of Danek Medical, a pioneer in the spinal fixation device market which later became part of Sofamor Danek Group. He served as a Director of Sofamor Danek Group from 1985 to 1993. He is currently an independent business consultant, which he has been for more than the past five years, and serves on the boards of several private and charitable organizations.

     Mr. Matricaria joined the Board of Directors in June 2001. He has over thirty years of medical device and pharmaceutical experience at St. Jude Medical, Inc. and Eli Lilly and Company, Inc. In April 1993, he was named President and CEO of St. Jude Medical, Inc. and was elected Chairman of the Board of Directors in January 1995. Prior to joining St. Jude Medical, Mr. Matricaria spent 23 years with Eli Lilly and Company,

Inc. His last position was Executive Vice President of the Pharmaceutical Division of Eli Lilly and Company and President of its North American operations. He also served as President of Eli Lilly International Corporation since July 1991. In addition to the Cyberonics Board of Directors, Mr. Matricaria also serves as Chairman of the Board of Directors for St. Jude Medical and is an advisor or board member to several medically related privately owned companies and a private equity healthcare fund.

BOARD COMPOSITION

     Pursuant to a letter agreement dated March 28, 1997, the Clark Estates is entitled to designate one person whom it wishes to have appointed to serve on our Board of Directors. This right terminates in the event the Clark Estates ceases to own at least 600,000 of the aggregate of 901,408 shares of Common Stock purchased on such date by parties affiliated with the Clark Estates. To date, the Clark Estates has not exercised this right.

BOARD MEETINGS AND COMMITTEES

     Our Board of Directors held a total of fifteen meetings and acted by written consent two times during the fiscal year ended April 27, 2001. The Board has an Audit Committee and a Compensation Committee. There is no nominating committee or other committee performing a similar function.

     The Audit Committee, which consists of Michael J. Straus, M.D., Thomas A. Duerden, Ph.D and Alan J. Olsen, held five meetings during the fiscal year ended April 27, 2001. This Committee recommends engagement of our independent public accountants and is primarily responsible for approving the services performed by such accountants and for reviewing and evaluating our accounting principles and our system of internal accounting controls.

     The Compensation Committee, which consists of Tony Coelho and Stanley H. Appel, M.D., held four meetings and acted by written consent 38 times during the fiscal year ended April 27, 2001. This Committee establishes salary and incentive compensation of our executive officers and administers employee benefit plans.

     During the fiscal year ended April 27, 2001, all current directors attended at least 75 percent of the meetings of the Board of Directors and the number of meetings held by committees on which the director served, except Dr. Appel who attended eleven meetings of the Board of Directors and all meetings of the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission (SEC). Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

     For the fiscal period ended April 27, 2001, an initial report on Form 3 for Alan Totah was filed late. This report reflects that Mr. Totah does not own any of our stock. To our knowledge, all other Section 16(a) filing requirements applicable to our officers, directors and ten-percent stockholders were made in compliance with applicable filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of June 30, 2001 certain information with respect to the beneficial ownership of our Common Stock (i) by each person known by us to own beneficially more than five percent of the outstanding shares of our Common Stock, (ii) by each of our directors, (iii) by each of the named executive officers and (iv) by all directors and executive officers as a group. Except as otherwise noted below, we are not aware of any agreements among our stockholders which relate to voting or investment of our shares of our Common Stock.

                                                                 SHARES       PERCENTAGE OF
                                                              BENEFICIALLY     OUTSTANDING
NAME OF BENEFICIAL OWNER                                        OWNED(1)     SHARES OWNED(1)
------------------------                                      ------------   ---------------
State of Wisconsin Investment Board.........................   2,752,800          12.7%
  P.O. Box 7842
  Madison, WI 53707
Massachusetts Financial Services Co.........................   1,780,441           8.2%
  500 Boylston Street, 15th Floor
  Boston, MA 20116
The Clark Estates(2)........................................   1,344,233           6.2%
  One Rockefeller Plaza, 31st Floor
  New York, NY 10020
Robert P. Cummins(3)........................................     703,538           3.2%
Reese S. Terry, Jr.(4)......................................     621,750           2.9%
Pamela B. Westbrook(5)......................................      82,881             *
Shawn P. Lunney(6)..........................................     194,017             *
Richard P. Kuntz(7).........................................      53,833             *
Alan Totah(8)...............................................      10,000             *
Leonard G. Milke(9).........................................      28,718             *
Burke T. Barrett(10)........................................      40,001             *
Stanley H. Appel, M.D.(11)..................................     146,116             *
Thomas A. Duerden, Ph.D.(12)................................      67,816             *
Tony Coelho(13).............................................      79,416             *
Michael J. Strauss, M.D.(14)................................      59,816             *
Alan J. Olsen(15)...........................................      25,791             *
Ronald A. Matricaria(16)....................................       2,400             *
All executive officers and directors as a group (14
  persons)(17)..............................................   2,116,093           9.3%

---------------

  *  Less than 1%

 (1) Based on total shares outstanding of 21,608,103 at June 20, 2001. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our Common Stock subject to options and warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Pursuant to a letter agreement dated March 28, 1997, the Clark Estates is entitled to designate one person whom it wishes to have appointed to serve on our Board of Directors for as long as the Clark Estates retains at least 600,000 of the aggregate of 901,408 shares of Common Stock purchased on such date by parties affiliated with the Clark Estates. To date, the Clark Estates has not exercised this right.

 (3) Includes 10,000 shares held in trusts for the benefit of Mr. Cummins' children of which Mr. Cummins serves as trustee. Also includes 602,288 shares subject to options exercisable on or before August 29, 2001.

 (4) Includes 102,400 shares held in trust for the benefit of Mr. Terry's children of which Mr. Terry serves as trustee. Also includes 35,150 shares subject to options exercisable on or before August 29, 2001. Mr. Terry resigned from his position as Chairman and Secretary in June 2001.

 (5) Includes 79,668 shares subject to options exercisable on or before August 29, 2001.

 (6) Includes 113,042 shares subject to options exercisable on or before August 29, 2001.

 (7) Includes 48,333 shares subject to options exercisable on or before August 29, 2001.

 (8) Includes 10,000 shares subject to options exercisable on or before August 29, 2001.

 (9) Includes 28,333 shares subject to options exercisable on or before August 29, 2001.

(10) Includes 17,998 shares subject to options exercisable on or before August 29, 2001.

(11) Includes 102,316 shares subject to options exercisable on or before August 29, 2001.

(12) Includes 54,316 shares subject to options exercisable on or before August 29, 2001.

(13) Includes 72,316 shares subject to options exercisable on or before August 29, 2001.

(14) Includes 52,316 shares subject to options exercisable on or before August 29, 2001.

(15) Includes 22,316 shares subject to options exercisable on or before August 29, 2001.

(16) Includes 2,400 shares subject to options exercisable on or before August 29, 2001.

(17) Includes 1,240,792 shares subject to options held by executive officers and directors, which options are exercisable on or before August 29, 2001. See Notes 3 through 16. Also includes shares which may be determined to be beneficially owned by executive officers and directors.

PERFORMANCE GRAPH

     The following graph compares the cumulative total return to stockholders, assuming reinvestment of all dividends, of our Common Stock since June 30, 1996 to the cumulative total return over such period of (i) the Standard & Poor's 500 Index and (ii) the Standard & Poor's Medical Products & Supplies Index. The graph assumes that $100 was invested on June 30, 1996 in our Common Stock and in each of the comparative indices. The information contained in the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

                              [PERFORMANCE GRAPH]

                                                    1996    1997    1998    1999    2000    2001
                                                    -----   -----   -----   -----   -----   -----
Cyberonics, Inc. .................................  100.0   129.2   177.1   208.3   200.0   191.2
S&P 500...........................................  100.0   132.0   169.1   204.6   216.9   186.8
S&P Medical.......................................  100.0   131.2   174.0   205.7   222.1   210.0

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid by us for the year ended April 27, 2001 to the Chief Executive Officer and each of our other most highly compensated executive officers whose total compensation exceeded $100,000. These officers are referred to as the named executive officers:

                                                                    SECURITIES
                                                                    UNDERLYING
                                                                    OPTIONS(#)
                                                                   ------------
                                                                    LONG-TERM
                               FISCAL   SALARY($)     BONUS($)     COMPENSATION    ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR     ANNUAL     COMPENSATION      AWARDS      COMPENSATION
---------------------------    ------   ---------   ------------   ------------   ------------
Robert P. Cummins............   2001    $242,308      $105,000       450,000        $   350(1)
  Chairman of the Board         2000     236,538       170,335       100,000            420(1)
  President and Chief           1999     200,000        50,000       100,000            420(1)
  Executive Officer

Pamela B. Westbrook..........   2001    $149,423      $ 39,081            --        $   289(1)
  Vice President, Finance &     2000    $155,769        40,335            --            347(1)
  Administration, Chief         1999     103,846        33,750       175,000            260(1)
  Financial Officer,
     Secretary

Shawn P. Lunney..............   2001    $149,423      $ 32,375            --        $   289(1)
  Vice President, Market        2000     155,769         2,835            --            347(1)
  Development                   1999     144,231        87,500(2)     25,000         25,294(1)(3)

Richard P. Kuntz.............   2001    $149,038      $ 42,250            --        $89,304(4)
  Vice President, Operations    2000      76,269        32,835       150,000         12,173(5)

Leonard G. Milke.............   2001    $130,904      $ 27,019            --        $69,238(6)
  Vice President, Marketing     2000      50,580         3,028       100,000         38,808(7)

---------------

(1) Represents premiums paid for term life insurance (except as set forth below).

(2) During fiscal 1999, Mr. Lunney also performed the duties of Sales Area Director for which he earned an additional bonus of $50,000.

(3) Includes $25,000 paid to Mr. Lunney for sales awards.

(4) Represents $289 for term life insurance and $89,015 for expenses paid to Mr. Kuntz associated with relocation to Houston.

(5) Represents $173 for term-life insurance and $12,000 for expenses paid to Mr. Kuntz associated with relocating to Houston.

(6) Represents $201 for term-life insurance and $69,037 for expenses paid to Mr. Milke associated with relocating to Houston.

(7) Represents $87 for term-life insurance and $38,721 for expenses paid to Mr. Milke associated with relocating to Houston.

  OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options made during the year ended April 27, 2001 to each of the named executive officers:

                                         INDIVIDUAL GRANTS
                       ------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                       NUMBER OF      PERCENT OF                                   ASSUMED ANNUAL RATES OF
                       SECURITIES   TOTAL OPTIONS                                STOCK PRICE APPRECIATION FOR
                       UNDERLYING     GRANTED TO                                      OPTION TERM($)(2)
                        OPTIONS      EMPLOYEES IN     EXERCISE     EXPIRATION   ------------------------------
NAME                   GRANTED(#)   FISCAL YEAR(1)   PRICE($/SH)      DATE           5%              10%
----                   ----------   --------------   -----------   ----------   -------------   --------------
Robert P. Cummins....   450,000(3)        26%          $18.00       6/9/2010     $5,094,046      $12,909,314
Pamela B. Westbrook..        --           --               --             --             --               --
Shawn P. Lunney......        --           --               --             --             --               --
Richard P. Kuntz.....        --           --               --             --             --               --
Leonard C. Milke.....        --           --               --             --             --               --

---------------

(1) Total number of shares subject to options granted to employees in fiscal 2001 was 1,738,000 which number includes options granted to employee directors.

(2) Potential realizable value is based on an assumption that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect our estimate of future stock price growth.

(3) Includes a grant of options to purchase 450,000 shares of our Common Stock at $18.00 per share dated June 2000 which received stockholder approval at the annual meeting in December 2000.

  AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

     The following table sets forth, for each of the named executive officers, each officer's exercise of stock options during the fiscal year ended April 27, 2001 and the year-end value of unexercised options:

                                                NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                         SHARES       VALUE         UNEXERCISED OPTIONS AT            IN-THE-MONEY OPTIONS AT
                       ACQUIRED ON   REALIZED           FISCAL YEAR-END                   FISCAL YEAR-END
NAME                   EXERCISE(#)    ($)(1)    EXERCISABLE/UNEXERCISABLE(#)(2)   EXERCISABLE/UNEXERCISABLE($)(3)
----                   -----------   --------   -------------------------------   -------------------------------
Robert P. Cummins....       --           --             537,288/591,662                 $2,069,481/$202,416
Pamela B. Westbrook..       --           --               67,501/87,499                     428,294/555,181
Shawn P. Lunney......       --           --              168,666/37,084                   1,067,868/113,662
Richard P. Kuntz.....       --           --              37,500/112,500                             ___/___
Leonard G. Milke.....       --           --               21,667/78,333                             ___/___

---------------

(1) Represents market value of underlying securities at date of exercise less option exercise price.

(2) Options generally vest over a four-year period with 12.5% of the optional shares vesting on the six-month anniversary of the grant date, and 1/48 of the optioned shares vesting each month thereafter until fully vested or over a five-year period with 1/60th of the optioned shares vesting each month until fully vested.

(3) Market value of underlying securities at fiscal year-end ($11.47 per share) minus the exercise price.

REPORT OF THE COMPENSATION COMMITTEE

     The following Report of the Compensation Committee of the Board of Directors (the "Compensation Committee") describes the compensation policies and rationale applicable to our executive officers with respect to the compensation paid to such executive officers for the year ended April 27, 2001.

     The Compensation Committee, consisting of Dr. Appel and Mr. Coelho, is responsible for establishing the compensation payable to our executive officers and for administering our stock plans.

  COMPENSATION POLICY

     Our executive compensation policies are designed to attract, retain and motivate the highly skilled executive officers upon whose performance we are dependent by providing compensation packages competitive with those provided by similarly situated companies with whom we compete for key employees. It is our policy that compensation of executive officers should include base compensation coupled with stock-based incentive opportunities and cash bonuses based on their level of responsibility. We do not contribute to any retirement programs on behalf of any employees. Compensation levels for all employees, including executive officers, are generally established for each fiscal year near the beginning of the fiscal year.

  BASE SALARIES

     Base salaries for all employees are generally set at levels that are viewed as competitive. The Compensation Committee determined that the primary elements of officer compensation were to be base salaries together with bonus plan earnings and equity participation through options. The increase in annual base salaries for officers for fiscal 2001 were established by the Board of Directors in September 2000, and generally reflected increases of 20% over fiscal 2000 and fiscal 1999 levels.

  BONUSES

     We generally establish target bonus levels for executive officers at the same time that annual salary levels are established for the fiscal year. For fiscal 2001, maximum bonus levels were set at 50% of base salary, compared to 30% for fiscal 2000. Bonus payout is generally tied to a combination of company-wide and departmental performance goals. Based upon our performance during fiscal 2001, executive officers were paid an average of 53% of their potential bonuses.

  STOCK OPTION AWARDS

     The Compensation Committee evaluated the grant of stock options in fiscal 2001 to officers in light of the responsibilities of the officers and their current stakes in our long-term success. No stock options were granted to officers, except the Chief Executive Officer and to new officers as an inducement to enter into employment with the Company.

  COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Compensation Committee believes that the compensation of the Chief Executive Officer, Mr. Cummins, should be closely tied to the success of Cyberonics, and should provide Mr. Cummins with a stake in the future success of Cyberonics. Mr. Cummins' base salary remained unchanged at an annual base salary of $300,000. He was awarded a bonus equal to 48% of his base salary, which represented 48% of the maximum bonus that could be paid.

                                          COMPENSATION COMMITTEE
                                          Stanley H. Appel, M.D.
                                          Tony Coelho

BOARD COMPENSATION

     Directors do not receive any cash compensation for their services as members of the Board of Directors. Non-employee directors are eligible for discretionary option grants under our 1997 Option Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain of our stockholders, including Messrs. Cummins and Terry and Dr. Appel and venture capital firms formerly affiliated with Mr. Cummins, are entitled to certain registration rights with respect to the Common Stock held by them.

     Covance Health Economics and Outcomes Services, Inc. provides health care reimbursement consulting services to us. We paid Covance $0, $431,662 and $693,844 for such services in fiscal 2001, 2000 and 1999, respectively. Dr. Strauss, one of our directors, was the Executive Vice President of Covance through 1999 and currently serves as a Senior Consultant for Covance.

     Our Bylaws provide that we are required to indemnify our officers and directors to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary, and that we are required to advance expenses to our officers and directors as incurred. Further, we have entered into indemnification agreements with our officers and directors. We believe that our charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

     We believe that the transactions described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions between us and our officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                                 PROPOSAL NO. 2

     The 1991 Employee Stock Purchase Plan (the "Plan") was adopted by the Board of Directors on December 10, 1991 and approved by the stockholders on January 7, 1992. An amendment to the Plan was adopted by the Board of Directors on April 8, 1998 and approved by the stockholders on May 28, 1998, which increased the number of available shares of Common Stock under the Plan to 200,000 shares. As of September 26, 2001, 873 shares of Common Stock were available under the Plan. The Board of Directors has adopted, subject to stockholder approval, a second amendment to the Plan to make an additional 750,000 shares of Common Stock available under the Plan. Except for the increase in the number of shares which can be issued under the Plan, the provisions of the Plan will remain substantially the same as those presently in effect. The purpose of the Plan is to provide employees of the Company and its designated subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended.

     Eligibility. Any employee who, on a given enrollment date, is employed by the Company or a designated subsidiary and has been an employee for the 90-day period preceding such enrollment date is eligible to participate in the Plan; provided however, that no employee will be granted an option under the Plan (i) to the extent, immediately after the grant, such employee would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the common stock of the Company or (ii) to the extent his or her rights to purchase stock under the Plan accrue at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

     Offering Periods. The Plan is implemented by consecutive offering periods ("Offering Period") with a new Offering Period commencing on the first trading day on or after June 1 and December 1 each year, or on such other date as the Board of Directors determines. The Board of Directors has the power to change the duration of Offering Periods with respect to future offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

     Participation. An eligible employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions and filing it with the Company's payroll office at least five (5) business days prior to the applicable enrollment date. Payroll deductions for a participant commence on the first payroll following the enrollment date and end on the last payroll in the Offering Period to which such authorization is applicable.

     Payroll Deductions. At the time a participant files his or her subscription agreement, he or she elects to have payroll deductions made on each pay day during the Offering Period in an amount, expressed in whole percentages, of the compensation which he or she receives on each pay day during the Offering Period not exceeding fifteen percent (15%), and the aggregate of such payroll deductions during the Offering Period not exceeding fifteen percent (15%) of the participant's compensation during that period. All payroll deductions made for a participant are credited to his or her account under the Plan. A participant may not make any additional payments in such account. A participant may discontinue his or her participation in the Plan, or may increase (but not above 15% of Compensation) or decrease the rate of his or her payroll deductions during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. A participant's subscription agreement remains in effect for successive Offering Periods unless terminated. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Internal Revenue Code of 1986, a participant's payroll deductions may be decreased to 0% at such time during any Offering Period which is scheduled to end during the current calendar year (the "Current Offering Period") that the aggregate of all payroll deductions which were previously used to purchase stock under the Plan in a prior Offering Period which ended during that calendar year plus all payroll deductions accumulated with respect to the Current Offering Period equal $21,250. At any time, the Company may, but will not be obligated to, withhold from the participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to a sale or early disposition of Common Stock by the employee.

     Grant of Option. On the enrollment date of each Offering Period, each eligible employee participating in such Offering Period is granted an option to purchase on the exercise date of such Offering Period up to a number of shares of the Company's Common Stock determined by dividing such employee's payroll deductions accumulated in the participant's account by the applicable purchase price; provided that in no event may an employee be permitted to purchase during each Offering Period more than a number of Shares determined by dividing $12,500 by the fair market value of a share of the Company's Common Stock on the enrollment date, and provided further that such purchase shall be subject to limitations. Exercise of the option will occur as provided below, and expires on the last day of the Offering Period.

     Exercise of Option. Unless a participant withdraws from the Plan, his or her option for the purchase of shares is exercised automatically on the exercise date, and the maximum number of full shares subject to option is purchased for such participant at the applicable purchase price with the accumulated payroll deductions in his or her account. No fractional shares are purchased; any accumulated payroll deductions in a participant's account which are not sufficient to purchase a full share are retained in the participant's account. Any other monies left over in a participant's account after the exercise date are returned to the participant. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

     Withdrawal: Termination of Employment. A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company. All of the participant's payroll deductions credited to his or her account will be paid to such participant promptly after receipt of notice of withdrawal and such participant's option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offering Period. If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement. Upon a participant's ceasing to be an employee, for any reason, including by virtue of him or her having failed to remain an employee of the Company or a designated subsidiary for at least twenty
(20) hours per week during an Offering Period in which the employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant's account during the Offering Period but not yet used to exercise the option will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto, and such participant's option will be automatically terminated. A participant's withdrawal from an Offering Period does not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

     Amendment or Termination. The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in the Plan, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any exercise date if the Board of Directors determines that the termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in the Plan, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Internal Revenue Code of 1986 (or any successor rule or provision or any other applicable law or regulation), the Company will obtain stockholder approval for any proposed amendments. Without stockholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board of Directors (or its committee) is entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withhold elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's compensation, and establish such other limitations or procedures as the Board of Directors (or its committee) determines in its sole discretion are advisable and which are consistent with the Plan.

     The foregoing is only a summary of the Plan and is qualified in its entirety by reference to the full text of the Plan.

REQUIRED VOTE

     At the Annual Meeting, the stockholders are being asked to approve the amendment to the 1991 Employee Stock Purchase Plan which would make an additional 750,000 shares of common stock available under the Plan. The affirmative vote of the holders of a majority of the shares entitled to vote at the Annual Meeting will be required to approve the amendment to the 1991 Employee Stock Purchase Plan. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO COMPANY'S 1991 EMPLOYEE STOCK PURCHASE PLAN.

                                 PROPOSAL NO. 3

                       PROPOSAL TO RATIFY APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP, independent accountants, to audit the books, records and accounts of Cyberonics for the current fiscal year ending April 26, 2002. Arthur Andersen LLP has audited Cyberonics' financial statements since the fiscal year ended June 30, 1988.

     A representative of Arthur Andersen LLP is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of our Common Stock represented and voting at the meeting will be required to approve and ratify the Board of Directors' selection of Arthur Andersen LLP.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVAL AND RATIFICATION OF SUCH SELECTION. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

                                 OTHER MATTERS

     Management does not intend to bring before the meeting any matters other than those set forth herein, and has no present knowledge that any other matters will or may be brought before the meeting by others. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with their judgment.

                                          By Order of the Board of Directors

                                          /s/ PAMELA B. WESTBROOK

                                          PAMELA B. WESTBROOK
                                          Secretary

                                   DETACH HERE

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                CYBERONICS, INC.

               ANNUAL MEETING OF STOCKHOLDERS - NOVEMBER 29, 2001

The undersigned stockholder of Cyberonics, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting of Stockholders, and hereby appoints Robert P. Cummins and Pamela B. Westbrook, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Cyberonics, Inc., to be held on November 29, 2001, at 10:00 a.m., local time, at the Cyberonics' offices located at 16511 Space Center Boulevard, Houston, Texas, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

A majority of such attorneys and substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

      -------                       ------------                   ---------
    SEE REVERSE            CONTINUED AND TO BE SIGNED ON          SEE REVERSE
       SIDE                         REVERSE SIDE                     SIDE
      -------                       ------------                   ---------

             PLEASE MARK
             VOTES AS IN
            THIS EXAMPLE.
                 [X]

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of Directors, FOR the amendment of the Cyberonics, Inc. Employee Stock Purchase Plan to increase the number of Common Shares available for issuance under the plan by an aggregate of 750,000 Shares, FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants, and as said proxies deem advisable on such other matters as may come before the meeting.

1.       Election Of Directors

         NOMINEES: (01) Robert P. Cummins, (02) Reese S. Terry, Jr., (03) Thomas
A. Duerden, Ph.D., (04) Stanley H. Appel, M.D., (05) Tony Coelho, (06) Michael
J. Strauss, M.D., (07) Alan J. Olsen and (08) Ronald A. Matricaria

               FOR                  WITHHELD
               ALL                  FROM ALL
             NOMINEES               NOMINEES
               [ ]                     [ ]

         [  ]
         --------------------------------------
         For all nominees except as noted above

2. Proposal to amend the Cyberonics, Inc. 1991 Employee Stock Purchase Plan to increase the number of Common Shares available for issuance under the plan by an aggregate of 750,000 Shares.

              FOR        AGAINST      ABSTAIN
              [ ]          [ ]          [ ]

3. Proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the 2002 fiscal year.

              FOR        AGAINST      ABSTAIN
              [ ]          [ ]          [ ]

and upon such other matter or matters which may properly come before the meeting or any adjournment thereof.

                MARK HERE FOR ADDRESS CHANGE AND NOTE AT [ ] LEFT


         (This proxy should be dated, signed by the stockholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If the shares are held by joint tenants or as community property, both should sign.)

Signature:

-----------------------------

Date:
-----------------------------


Signature:

-----------------------------

Date:
-----------------------------